Exhibit 10.1

Certain identified information has been omitted from this exhibit because it is not material and of the type that the company treats as private or confidential. [***] indicates that information has been omitted.

July 16, 2025

Gregory A. Woods

[***]

[***]

Re:	SEPARATION AGREEMENT AND GENERAL RELEASE

Dear Greg:

This letter sets forth the terms of a Separation Agreement and General Release (“Agreement”) between you and AstroNova, Inc. (“AstroNova” or the “Company”).

On June 29, 2025, at the request of the Company’s Board of Directors, you resigned from your roles as the Company’s Chief Executive Officer and President and as a member of the Company’s Board of Directors. Further, as set forth herein, you agree that you hereby resign from your employment with AstroNova effective July 16, 2025 (the “Separation Date”). The Company will continue to pay your full pay and benefits until your Separation Date, with health insurance benefits continuing until July 31, 2025, but you are not required to come to work after June 29, 2025. Beginning August 1, 2025, you will have the opportunity to continue group medical and dental insurance coverage under the law known as “COBRA.” The terms of that opportunity will be set forth in a separate written notice. Your eligibility to participate in any other employee benefit plans and programs of the Company will end on the Separation Date.

TERMS OF AGREEMENT:

1.

Consideration: If you sign this Agreement and do not exercise your right to revoke as set forth in Paragraph 10(e) hereof, and subject to your continuing compliance with this Agreement, including the provision of Transition Assistance as provided in Section 8 below, AstroNova will provide you with the following:

a.

Payment of one-half (1/2) of your current base salary (not including bonuses or other incentives) and one-half (1/2) of your current vehicle allowance, less federal, state, and local withholdings and any liens, for a period of fifty-two (52) weeks, payable in biweekly payments in accordance with AstroNova’s usual payroll practices. The total biweekly payment, prior to any giving effect to the impact of any federal, state, or local withholdings and any liens will be $9,641.07. These payments will commence within 14 days after the seven-day revocation period described in Paragraph 10(e) of this Agreement with the first payment. These payments will continue even if you find new employment during the Transition Assistance Period.

b.

All outstanding and unvested time-based restricted stock units previously granted to you (including performance-based restricted stock units that have become Earned RSUs), which are listed on Schedule A to this letter, shall continue to vest for a period of 12 months following the Separation Date in accordance with their original vesting schedules, as set forth in Schedule A, notwithstanding the occurrence of the termination of your employment with AstroNova.

c.

All outstanding stock purchase options previously granted to you as of the Separation Date, which are listed on Schedule A to this letter, shall remain exercisable through the earlier of (i) the tenth anniversary of the date of grant of such option and (ii) July 16, 2026.

d.

Should you elect COBRA continuation coverage for your health, dental and vision plans on a timely basis, the Company will subsidize 100% of the cost of COBRA coverage on all plans selected for you and your spouse, as well as any administrative fee, until the earlier to occur of (i) 12 months following the Separation Date or (ii) the date you obtain alternate comparable coverage through another employer or provider. If you or your spouse are, or become, eligible for Medicare at any time during the COBRA subsidy period, the Company will reimburse you for the portion of your Medicare premiums that you pay during the same subsidy period described above, provided that (i) the maximum aggregate Medicare reimbursement, combined with the COBRA subsidy, shall not exceed $2,021.89 per month and (ii) such reimbursement shall cease immediately upon your receipt of alternate, comparable coverage or upon the expiration of the twelve-month period, whichever occurs first.

2.

Incentive Stock Options. You understand and acknowledge that as a result of the extension of the exercise period for outstanding stock purchase options set forth in Section 1(c) above, any outstanding stock purchase options that were granted as incentive stock options will be treated for tax purposes as non-qualified stock options.

3.

Performance-based Restricted Stock Units. All performance-based restricted stock units that have not become Earned RSUs (within the meaning of those awards) prior to the Separation Date shall terminate on the Separation Date.

4.

Paid Time Off/Business Expenses: Whether or not you sign this Agreement, your accrued and unused PTO pay of $49,535.28 will be paid on the next regularly scheduled pay date after the Separation Date. You will not accrue PTO after your Separation Date. On the next regularly scheduled pay date after the Separation Date, the Company will pay to you, as reimbursement for business expenses incurred prior to June 29, 2025, the amount of $35,583.06. You acknowledge and agree that this amount represents all reimbursable business expenses incurred by you prior to the Separation Date.

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5.

Life and AD&D Insurance: Your group term life insurance coverage will terminate as of the Separation Date. You have the option of continuing existing life insurance coverage following this termination, by paying the full costs of the premium as established by Lincoln Financial. Contact Human Resources if you desire conversion information on life insurance. Your conversion application must occur within thirty (30) days of when coverage terminates. Business Travel Accident coverage also ceases on the Separation Date. There is no conversion option for the Business Travel Accident coverage. Following the Separation Date, the Company will cease making premium payments for your individual accidental death & dismemberment insurance policies.

6.

Other Compensation or Benefits: You acknowledge and agree that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or other benefits after your Separation Date.

7.

Reimbursement of Cancelled Travel Expense. You acknowledge and agree that, in connection with a planned business trip to the Paris Air Show scheduled for May 2025, the Company reimbursed you the sum of $9,308.71 for airfare that was subsequently cancelled as a cost-saving measure. In consideration of the mutual promises contained in this Agreement and as a condition precedent to the receipt of any consideration described herein, you shall, no later than ten (10) calendar days after the Separation Date, remit to the Company a cashier’s check or certified check in the exact amount of $9,308.71, made payable to “AstroNova, Inc.” and delivered to the attention of the Company’s Chief Financial Officer at the Company’s principal place of business.

8.

Transition Assistance: Beginning on the date hereof and continuing through the salary continuation period described in Section 1(a) above (the “Transition Assistance Period”), you shall provide up to 20 hours per week of assistance to AstroNova and its management, as reasonably requested by AstroNova’s Interim Chief Executive Officer or Chief Financial Officer, with respect to the transition of the Chief Executive Officer role. The Company agrees to take into consideration your other professional and personal commitments when making its requests for assistance. Such assistance shall include, but not be limited to, cooperating with the Company in replacing you in your positions with the direct and indirect subsidiaries of the Company, providing complete and truthful information regarding AstroNova’s plans and operations and making and facilitating introductions between AstroNova personnel and customers of and vendors to AstroNova. During the Transition Period and thereafter, you will cooperate with AstroNova in connection with arbitral and other proceedings relating to its acquisition of MTEX New Solution S.A. (the “MTEX Proceedings”), including by consulting with AstroNova and its attorneys and appearing as a witness and

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providing truthful testimony if requested by AstroNova. AstroNova will reimburse you for your reasonable and documented out-of-pocket expenses incurred in connection with your activities undertaken pursuant to this Section 8, provided that you shall not incur any expense in excess of One Thousand Five Hundred Dollars ($1,500.00) without the prior written approval of AstroNova’s Chief Executive Officer or Chief Financial Officer.

9.

No Admission: You and AstroNova agree that the existence of this Agreement is not an admission by AstroNova that the termination of your employment was in any way wrongful, discriminatory, or violated any law.

10.

Future Conduct: You acknowledge that while employed by AstroNova you had access to AstroNova’s confidential and proprietary information and/or trade secrets. You confirm the existence and continued validity of the Confidentiality, Non-Competition, and Proprietary Rights Agreement dated July 28, 2017 (“Confidentiality Agreement”). Your continued compliance with the Confidentiality Agreement is a condition of AstroNova providing the consideration described above to you. For purposes of clarity, there is no obligation to keep this Agreement confidential. Furthermore, unless as required by law or valid subpoena, you agree that you will not make any statements, whether verbally or in writing, including in electronic communications, that are professionally or personally disparaging of, or adverse to the interests of, AstroNova, its subsidiaries (direct and indirect), affiliates, related companies, divisions, and predecessor and successor companies or any of their officers, directors, managers or employees.

11.

Return of Company Property: You acknowledge that on or as soon as possible after the Separation Date, you will (a) return to AstroNova all of AstroNova’s property that is in your possession or control, including, but not limited to, any company credit card (or any credit card on which the company is guarantor), AstroNova’s business files, documents or data in any form, your primary and back-up laptops and your primary and back-up iPhone devices with all adapters, fax, printer or other equipment, unless excluded below and (b) disclose to AstroNova any passwords, passkeys, tokens or other account control measures within your control that relate to any account, asset or service that is in the name or for the benefit of AstroNova or any of its subsidiaries. Further, you agree to repay to AstroNova the amount of any permanent or temporary advances owing on any credit cards of any monies due and owing AstroNova or for which AstroNova is a guarantor. Following the Separation Date, the Company will work with you to transfer the phone number of the Company-owned iPhone to you personally and will provide up to two (2) hours of assistance with removing your personal documents and information from the Company’s electronics/systems. Notwithstanding the foregoing, the Company shall not be required to remove or erase any information that has been archived and maintained in accordance with the Company’s ordinary course information retention policies. Prior to removal and/or transfer of any personal documents and information from the Company’s

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electronics/systems, you must provide a list to the Company’s Chief Financial Officer detailing the documents and information you would like removed and/or transferred. You hereby represent, warrant, and covenant that, from and after June 29, 2025, you have not deleted, altered, modified, or otherwise made any changes to any information, content, materials, data, settings, software, or configurations on the Company-issued primary and back-up laptop computers or on the Company-issued primary and back-up iPhone devices. During the Transition Assistance Period, the Company will issue you a Company-owned laptop (the “Transition Period Laptop”) solely for the purpose of providing transition assistance to the Company in accordance with this Agreement. The Company will assist with transferring any emails or files you need to access during the Transition Assistance Period from your primary laptop onto the Transition Period Laptop. At the end of the Transition Assistance Period, or if earlier requested by the Company, you will promptly return the Transition Period Laptop.

12.	Waiver and Release of Claims:

a.

In return for the consideration set forth in Paragraph 1 above, which you acknowledge is not otherwise owed to you and constitutes a sufficient basis to support this Agreement, and unless excluded by this Agreement, you agree on behalf of yourself, your heirs, administrators, successors and assigns, to release and forever discharge AstroNova and its successors and assigns, and each of its current or former employee benefit plans, insurers, directors, officers, agents, attorneys, or employees (hereinafter together “Released Parties”), from any and all claims, causes of action and lawsuits, known and unknown, that you may have or have had against any Released Parties from the beginning of time to the date of your signing of this Agreement, and including those arising from your employment or its termination, whether under any state or federal statute, or under the common law, including but not limited to any claim or lawsuit alleging, by way of example and not limitation: (a) breach of contract, (b) wrongful termination, (c) unlawful or tortious acts, (d) retaliation, or (e) violation of employment laws, discrimination laws or civil rights laws, such as, but not limited to: (i) the Age Discrimination in Employment Act of 1967, as amended, (ii) Title VII of the Civil rights Act of 1964, as amended, (iii) the Americans with Disabilities Act of 1990, as amended, (iv) the Reconstruction Era Civil Rights Acts of 1866 and 1871, as amended (v) the Civil Rights Act of 1991, as amended (vi) the Equal Pay Act of 1963, as amended (vii) the Vocational Rehabilitation Act of 1973, as amended (viii) the Family and Medical Leave Act of 1993, as amended, (ix) the Employee Retirement Income Security Act of 1974, as amended, (x) Rhode Island Fair Employment Practices Act, R.I. GEN LAWS § 28-5-1 et seq.; (xi) Rhode Island AIDS Law, R.I. GEN. LAWS § 23-6-10 et seq.; (xii) Rhode Island Equal Pay Law, R.I. GEN. LAWS § 28-6-17 et seq.; (xiii) Rhode Island Civil Rights of People With Disabilities Law, R.I. GEN.

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LAWS § 42-87-1 et seq.; (xiv) Rhode Island Domestic Abuse Bias in Employment Law, R.I. GEN. LAWS § 12-28-10; (xv) Rhode Island Discrimination Based on Genetic Testing, R.I. GEN LAWS § 28-6.7-1 et seq.; (xvi) Rhode Island Military Family Relief Act, R.I. GEN LAWS §30-33-1, et seq.; (xvii) Rhode Island Civil Rights Act, R.I. GEN LAWS § 42-112-1 et seq.; (xviii) the Rhode Island Whistleblower Protection Act, R.I. GEN LAWS § 28-50-1 et seq.; (xix) the Massachusetts anti-discrimination law, Mass. Gen. Laws 151B, § et seq.; the Massachusetts Wage Act, Mass. Gen. Laws c. 149, § 148 et seq., and any and all other applicable federal, state or local laws or ordinances.

b.

Notwithstanding the above, this release shall not waive rights or claims that may arise after the date of execution of this Agreement. Furthermore, this release will not prohibit you from filing a charge or complaint with, communicating with, or cooperating with any investigation of unfair or illegal employment practices by a federal, state or municipal fair employment practices agency, such as the United States Equal Employment Opportunity Commission (E.E.O.C.) or Rhode Island Commission for Human Rights. However, you agree that you will not accept any monetary recovery from any charge or complaint filed against the Released Parties before such agency. Furthermore, this release will not prohibit you from reporting possible violations of federal or state law or regulation to any governmental agency or entity, including but not limited to, the Department of Justice, the National Labor Relations Board, the Securities Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower protections of federal law or regulation. You do not need the prior authorization of the Company to many any such reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures. Further, you are not releasing your rights under this Agreement, your vested equity and benefits with the Company and/or all your rights and claims to indemnification and defense, including those set out in your November 23, 2021 Indemnification Agreement with the Company (“Indemnification Agreement”).

13.	Knowing and Voluntary Agreement: Pursuant to the federal Older Workers Benefit Protection Act of 1990, you acknowledge that:

(a)	you have been advised to consult with an attorney of your choice before signing this Release;

(b)	you understand that you do not waive any rights or claims that may arise after the date this Agreement is executed, including claims of age discrimination under federal and state law;

(c)	you are not otherwise entitled to all of the consideration (as set forth herein) you will receive;

(d)

you have been given at least twenty-one (21) days (to August 6, 2025) to consider this Agreement, all or part of which you may waive, and that you have elected to execute this Agreement on this date; and

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(e)

you may revoke this Release within seven (7) days by sending written notice of revocation by certified mail to Tom DeByle, AstroNova, 600 East Greenwich Avenue, West Warwick, RI 02893 and any agreement you have signed will not be effective until that revocation period has expired.

14.

Effective Date: This Agreement shall be effective and enforceable on the eighth (8th) day following the date on which you execute the Agreement, assuming that you do not exercise your right to revoke, as set forth in Paragraph 11(e) hereof.

15.	Severability: The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

16.

Entire Agreement: You understand that this Agreement, the Confidentiality Agreement, the Indemnification Agreement and all relevant equity agreements you have with the Company represents the entire agreement between you and AstroNova and supersedes any and all prior oral or written agreements or understandings between you and AstroNova concerning your termination or employment, including but not limited, that certain Change in Control Agreement dated as of November 24, 2014 between you and the Company. This Agreement may not be altered, amended or modified, except by a further written document signed by you and AstroNova. This Agreement is binding on the Company successors and assigns. Further, if you die during the time you are providing transition services, the balance of the payments stated herein will be paid to your spouse on the schedule set forth herein. If she is not alive at the time, the balance will be paid to your estate on the schedule set forth herein.

17.

Choice of Law and Jurisdiction: The terms of this Agreement shall be governed and construed in accordance with the laws of the State of Rhode Island without regard to its conflict of laws rules. Each party agrees and consents to personal jurisdiction and service and venue in any federal or state court within Rhode Island having subject matter jurisdiction for purposes of any action, suit or proceeding arising out of or related to this Agreement.

By signing below, you represent that you fully understand your right to review all aspects of this Agreement with an attorney of your choice, that you have had the opportunity to consult with an attorney of your choice, that you have carefully read and fully understand all the provisions of this Agreement and that you are freely, knowingly and voluntarily entering into this Separation Agreement and General Release.

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If you are willing to enter into this Agreement, please signify your acceptance in the space indicated below, and return to Tom DeByle, AstroNova, 600 East Greenwich Avenue, West Warwick, RI 02893. As noted earlier, this Agreement will not become effective and none of the severance benefits will be paid, until the eighth (8th) day after you sign this Agreement. If you do elect to revoke this Agreement, please inform Mr. DeByle at the address above. Should any overpayments be made to you under this Agreement or after a revocation or recession of this Agreement, you are responsible for immediate repayment to AstroNova.

Yours very truly,

/s/ Darius Nevin

Darius G. Nevin

Interim President and Chief Executive Officer

PLEASE READ CAREFULLY. YOU ARE GIVING UP ANY LEGAL CLAIMS THAT YOU HAVE AGAINST ASTRONOVA (UNLESS EXCLUDED HEREIN) BY SIGNING THIS AGREEMENT.

Accepted and agreed to on this 17th day of July 2025.

Signature:	/s/ Gregory Woods	Print Name:	Gregory Woods

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Schedule A

Unvested Restricted Stock Units (including Performance-based Restricted Stock Units that have become Earned RSUs (within the meaning of those awards))

Grant Date	Award Number		Shares/Units Outstanding as of the Separation Date[1]	Vesting Date Occurring within 12 months of Separation Date	Shares/Units Vesting on Vesting Date Occurring within 12 months of Separation Date
4/7/2021	[	***]	1,969	April 7, 2026	1,969
4/18/2022	[	***]	885	April 18, 2026	443
3/21/2023	[	***]	6,133	March 21, 2026	6,133
6/10/2024	[	***]	9,310	June 10, 2026	4,655
4/14/2025	[	***]	29,444	April 14, 2026	9,815

Outstanding Stock Purchase Options

Grant Date	Award Number and Type	Vested Shares Subject to Option	Exercise Price
3/14/2016	[***] – NQSO	50,000	$15.01
3/13/2017	[***] – NQSO	50,000	$12.85
6/4/2018	[***] – ISO	16,437	$18.25
6/4/2018	[***]—NQSO	29,063	$18.25

[1]	Shares/units outstanding included solely for purposes of identifying applicable RSU awards. Any shares/units that do not vest during the 12 months following the Separation Date will be forfeited.